Exhibit 13 (e)(iii)

KINETICS MUTUAL FUNDS, INC.
FIRST AMENDMENT TO THE
WAIVER AND REIMBURSEMENT AGREEMENT

THIS FIRST AMENDMENT dated as of this [    ] day of [    ], 2017 to the Waiver and Reimbursement Agreement, dated as of December 18, 2009 is entered into by and between Kinetics Mutual Funds, Inc., a Maryland corporation (the “Corporation”) and Kinetics Asset Management, Inc. (the “Adviser”).

RECITALS

WHEREAS, the Corporation and the Adviser have entered into a Waiver and Reimbursment Agreement dated as of December 18, 2009 (the “Agreement”); and

WHEREAS, the Corporation and the Adviser desire to amend the Agreement;

NOW, THEREFORE, the Corporation and the Adviser agree as follows:

The definition of “Kinetics Funds” shall be modified to add Kinetics Spin-Off and Restructuring Fund as of the effective date of this First Amendment.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	KINETICS ASSET MANAGEMENT, INC.

By:	By:
Name:	Name:
Title:	Title: